Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

		Percentage
	Jurisdiction	of Voting
Name of Subsidiary	of Incorporation	Stock Owned

BevCo Sales, Inc.	Delaware	100%
Beverage Corporation International, Inc.	Delaware	100%
Big Shot Beverages, Inc.	Delaware	100%
Everfresh Beverages, Inc.	Delaware	100%
Faygo Beverages, Inc.	Michigan	100%
Home Juice Corp.	Delaware	100%
National Beverage Vending Company	Delaware	100%
National Retail Brands, Inc.	Delaware	100%
NewBevCo, Inc.	Delaware	100%
PACO, Inc.	Delaware	100%
PETCO, Inc.	Delaware	100%
Shasta West, Inc.	Delaware	100%
Shasta Beverages, Inc.	Delaware	100%
Shasta Beverages International, Inc.	Delaware	100%
Shasta Midwest, Inc.	Delaware	100%
Shasta Northwest, Inc.	Delaware	100%
Shasta Sales, Inc.	Delaware	100%
Shasta Sweetener Corp.	Delaware	100%